UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 10, 2012

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of Chief Financial Officer

On December 3, 2012, the Board of Directors of Exar Corporation (the “Company”) conditionally approved the appointment of Ryan A. Benton as the Company’s Senior Vice President and Chief Financial Officer, effective December 13, 2012, subject to his acceptance of the employment terms described herein.

Mr. Benton (age 42) will join the Company on December 13, 2012 as its Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Benton was Chief Financial Officer of SynapSense Corporation located in Folsom, California, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense, from February 2007 until May 2012, Mr. Benton was Chief Financial Officer of SoloPower, Inc., a thin film CIGS photovoltaic provider located in San Jose, California. From November 2004 until February 2007, Mr. Benton served as a financial consultant for the United States subsidiary of ASM International NV (NASDAQ: ASMI) in Phoenix, Arizona, a semiconductor capital equipment company, where he supported acquisitions and integration process. He also served as Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer located in the Dallas-Fort Worth area, from April 2002 through November 2004. Mr. Benton served as corporate controller for eFunds (NASDAQ: EFD), which was a public company located in Scottsdale, Arizona that provides information technology solutions for the financial service industry, where he was employed from September 2000 until March 2002.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Benton and any director or executive officer of the Company or any of its subsidiaries. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Benton and the Company or any of its subsidiaries that would be required to be reported.

In connection with his appointment as Senior Vice President and Chief Financial Officer, on December 10, 2012, Mr. Benton entered into an employment agreement with the Company (the “Employment Agreement”), effective December 13, 2012. Under the Employment Agreement, Mr. Benton will initially receive a base salary at an annualized rate of $285,000 a year (“Base Salary”). Mr. Benton will be eligible to receive an annual incentive bonus of up to 40% of his Base Salary, commencing (on a prorated basis) in the 2013 fiscal year. Finally, Mr. Benton will receive a sign-on bonus of $25,000 (net of all applicable taxes) and the Company will pay or reimburse Mr. Benton for certain relocation costs incurred in connection with his commencing employment with the Company up to a maximum of $25,000 (net of all applicable taxes). Mr. Benton is required to reimburse the Company for the sign-on bonus and relocation costs if his employment is voluntarily terminated or terminated for cause within a specified period of time following the commencement of his employment.

In addition, Mr. Benton is eligible to receive the following equity grants, subject to his commencing employment with the Company and continued employment through the applicable effective date of grant:

•

An option to purchase 200,000 shares of the Company’s common stock (the “Option”). The Option will be effective on January 2, 2013, and the per-share exercise price of the Option will be the closing price of the Company’s common stock on that date. The Option is scheduled to vest over a four-year period based on Mr. Benton’s continued service with the Company (with twenty-five percent (25%) of the Option vesting on the one year anniversary of the Grant Date and the remainder to vest in annual installments over the three-year period thereafter).

•

An award of 25,000 restricted stock units (“RSUs”), which will be effective on January 2, 2013. The RSUs are scheduled to vest over a three-year period based on Mr. Benton’s continued service with the Company (with 1/3 of such RSUs vesting on the one year anniversary of the Grant Date and the remainder of such portion to vest in annual installments on the second and third anniversaries thereafter).

•

An award of 25,000 performance RSUs (the “PRSU Award”), which will be effective on April 1, 2013. The PRSU Award shall be eligible to vest if the Company achieves certain performance objectives for the 2014, 2015 and 2016 fiscal years, which objectives will be determined by the Compensation Committee prior to the effective date.

In the event that there is a Change of Control within the first two years of Mr. Benton’s employment with the Company and Mr. Benton is terminated by the Company without Cause or resigns for Good Reason within such period due to such Change of Control (as such terms are defined in the Employment Agreement), subject to his delivering a release of claims in favor of the Company, he will be entitled to receive acceleration of vesting of 50% of the Option, the RSU and the PRSU, to the extent then outstanding and unvested.

The foregoing summary of the Employment Agreement is qualified in its entirety by the provisions of the Employment Agreement, which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending December 30, 2012.

In connection with his appointment, Mr. Benton and the Company will enter into an indemnification agreement, the terms of which are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its officers.

The Company issued a press release on December 11, 2012 announcing the appointment of Mr. Benton as the Company’s Senior Vice President and Chief Financial Officer as described above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2012	EXAR CORPORATION

	By:	/s/ Thomas R. Melendrez
Thomas R. Melendrez
General Counsel, Secretary and Executive Vice President, Business Development

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release